Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470

Investor Relations Aly Noormohamed, (972) 673-6050
DR PEPPER SNAPPLE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Net sales were up 4% for the quarter.
Excluding certain items, earnings per share were $0.67 for the quarter. Reported diluted earnings per share were $0.49.
Plano, TX, Feb. 17, 2011 — Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported fourth quarter 2010 diluted earnings of $0.49 per share compared to $0.44 per share in the prior year period. Excluding the loss on the early retirement of a portion of the 6.82% 2018 notes and certain tax-related items, diluted earnings per share were $0.67 compared to $0.44 in the prior year.
For the quarter, reported net sales increased 4% reflecting sales volume growth, positive pricing and deferred revenue recognized under the PepsiCo, Inc. (PepsiCo) and The Coca-Cola Company (Coca-Cola) licensing agreements. Reported segment operating profit (SOP) increased 3% reflecting net sales growth and supply chain productivity benefits partially offset by a $19 million increase in marketing, higher packaging, ingredient and transportation costs and higher LIFO-related inventory provisions. Reported income from operations for the quarter was $268 million compared to $251 million in the prior year period.
For the year, reported net sales increased 2%. Excluding the loss on the early retirements of a portion of the 6.82% 2018 notes and certain tax-related items in the current year and a net gain on certain distribution agreement changes and separation-related tax benefits in the prior year, the company earned $2.40 per diluted share, an increase of 22%, compared to $1.97 in the prior year. On a reported basis, diluted earnings per share were $2.17 in both the current and prior year.
DPS President and CEO Larry Young said, “As we look ahead, I’m encouraged by some of the improving trends we’re seeing in consumer spending and in the economy generally and by the momentum of our brands and business. We accomplished a lot in 2010, from the opening of our regional center in Victorville, Calif., to the new licensing agreements with PepsiCo and Coca-Cola, to increased availability of our products in take-home, immediate consumption and fountain. With key foundational investments now behind us, we are focused on building our people capabilities and delivering even greater customer value through our developing Rapid Continuous Improvement initiative. This, combined with strong innovation, the national launch of Sun Drop and continued marketplace investments, gives me great confidence in our ability to grow and enhance the returns of this business in 2011 and beyond.”

	Fourth Quarter			Full Year
			Percent			Percent
Diluted EPS reconciliation	2010	2009	Change	2010	2009	Change
Diluted reported EPS	$0.49	$0.44	11	$2.17	$2.17	—

Items affecting comparability
- Loss related to 2018 notes tender	0.28	—		0.27	—
- Net gain on Hansen termination and sale of certain intangible assets	—	—		—	(0.15)
- Kraft indemnified income	(0.04)	—		(0.04)	—
- Deferred and other tax	(0.06)	—		—	(0.05)

Diluted EPS excluding certain items	$0.67	$0.44	52	$2.40	$1.97	22
EPS — earnings per share
Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 and A-6 accompanying this release.

	As reported		Currency Neutral
Summary of 2010 results	Fourth		Fourth
(Percent change)	Quarter	Full Year	Quarter	Full Year
BCS Volume	1	2	1	2
Sales Volume	1	0	1	0
Net Sales	4	2	4	1
SOP	3	1	2	(1)
BCS — bottler case sales
BCS Volume
For the quarter, BCS volume increased 1% with carbonated soft drinks (CSDs) growing 2% while non-carbonated beverages (NCBs) were flat.
In CSDs, Dr Pepper volume increased 3%. “Core 4” brands — 7UP, Sunkist soda, A&W and Canada Dry — declined 1%. Crush grew double digits and Canada Dry grew high-single digits while A&W and 7UP declined low-single digits. Sunkist soda and Peñafiel declined high-single digits. Fountain foodservice volume increased 7% on increased Dr Pepper availability and a return to restaurant traffic growth.
In NCBs, Hawaiian Punch volume grew 3% and Snapple grew 4%. Mott’s declined 6% as it lapped 23% growth in the prior year.
By geography, U.S. and Canada volume increased 2% while volume declined 2% in Mexico and the Caribbean.
For the year, BCS volume increased 2%. CSD volume grew 2% and NCBs grew 3%. Dr Pepper volume increased 3% and our “Core 4” brands declined 1%. Crush and Canada Dry grew double digits. Sunkist soda declined high-single digits, 7UP declined mid-single digits and A&W declined low-single digits. Fountain foodservice volume increased 5% on increased Dr Pepper availability.

Hawaiian Punch volume grew 6%, Snapple grew 10% and Mott’s grew 3%. By geography, U.S. and Canada volume increased 2% and Mexico and Caribbean volume also increased 2%.
Across all measured channels through December, as reported by The Nielsen Company, the company grew U.S. CSD dollar share by 0.4 percentage points and flavored CSD dollar share by 0.2 percentage points.
Sales volume
For the quarter, sales volume increased 1%. Branded sales volume grew 1% while contract manufacturing declined 7%. For the year, sales volume was flat. Branded sales volume grew 1% while contract manufacturing declined 23%, as the company continued to de-emphasize this business.

	As reported
	Fourth Quarter			Full Year
2010 Segment results	Sales	Net		Sales	Net
(Percent change)	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	0	14	10	0	9	9
Packaged Beverages	1	1	(4)	(1)	0	(6)
Latin America Beverages	2	5	(31)	6	7	(26)
Total	1	4	3	0	2	1

	Currency Neutral
	Fourth Quarter			Full Year
2010 Segment results	Sales	Net		Sales	Net
(Percent change)	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	0	14	9	0	8	8
Packaged Beverages	1	1	(6)	(1)	(1)	(8)
Latin America Beverages	2	1	(31)	6	1	(34)
Total	1	4	2	0	1	(1)
Beverage Concentrates
Net sales for the quarter increased 14% reflecting flat volume, lapping 8% volume growth in the prior year, concentrate pricing taken earlier in the year and favorable discount timing. Revenue recognized under the PepsiCo and Coca-Cola licensing agreements added 6 percentage points to net sales growth. SOP increased 9% reflecting net sales growth partially offset by increased marketplace investments.
Packaged Beverages
Net sales for the quarter were up 1%. Low-single digit volume growth in CSDs, mid-single digit growth in Snapple and double digit growth in Hawaiian Punch were partially offset by a mid-single digit decline in Mott’s, a high-single digit decline in contract manufacturing and the continued impact of negative product mix. SOP decreased 6% as net sales growth and ongoing supply chain productivity benefits were more than offset by higher packaging, ingredient and transportation costs and a $9 million increase in LIFO-related inventory provisions.
Latin America Beverages
Net sales for the quarter increased 1% reflecting 2% volume growth. SOP declined 31% as net sales growth was more than offset by higher packaging, ingredient and transportation costs, higher marketing investments and increased costs related to company-owned route expansion and IT infrastructure upgrades.

Corporate and other items
For the quarter, corporate costs totaled $67 million including an $8 million gain on the termination of coverage in certain U.S. post-retirement medical plans, a $3 million gain on unrealized commodity-related mark-to-market partially offset by $3 million of fees related to the Coca-Cola licensing agreements. Corporate costs in 2009 were $76 million, including $6 million of unrealized commodity-related mark-to-market gains.
For the year, unrealized commodity-related mark-to-market gains were $1 million versus $18 million in the prior year. Productivity office investments recorded in the segments, as well as corporate, were $30 million versus $29 million in the prior year.
Net interest expense decreased $51 million during the quarter reflecting lower net debt and lower interest rates and the absence of $30 million of deferred financing fees expensed in the prior year.
In December 2010, the company repurchased $476 million principal amount of its 6.82% 2018 notes. As a result, it recorded a $100 million loss on extinguishment of debt including a tender offer premium of $96 million.
For the quarter, the effective tax rate was 24.8%. Excluding the loss related to the 2018 notes tender offer, non-taxable separation-related items recorded as other income and indemnified by Kraft and certain deferred tax adjustments, the effective tax rate was 35.6%. For the year, the effective tax rate was 35.8%.
Cash flow
For the year, the company generated $2.5 billion of cash from operating activities including one-time proceeds of $900 million from PepsiCo and $715 million from Coca-Cola. Capital spending totaled $246 million. The company repaid $881 million of its debt obligations and returned $1.3 billion to shareholders in the form of stock repurchases ($1.1 billion) and dividends ($194 million).
2011 full year guidance
The company expects full year reported net sales to increase 3% to 5% and diluted earnings per share to be in the $2.70 to $2.78 range.
Packaging and ingredient costs are expected to increase COGS between 6% and 7%, on a constant volume/mix basis.
The company expects its tax rate to be approximately 35%, including an $18 million benefit related to the PepsiCo and Coca-Cola transactions.
Having completed key foundational investments, the company now expects capital spending to be approximately 4.5% of net sales.
Impact of the PepsiCo licensing agreements
On Feb. 26, 2010, the company completed its licensing agreements with PepsiCo. Under these agreements, PepsiCo began distributing Dr Pepper, Crush and Schweppes in the U.S. territories where these brands were previously distributed by The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS). The same applies to Dr Pepper, Crush, Schweppes, Vernors and Sussex in Canada, and Squirt and Canada Dry in Mexico. These agreements have an initial term of 20 years, with 20-year renewal periods, and require PepsiCo to meet certain performance conditions.

Additionally, effective April 19, 2010, in certain U.S. territories where it has a manufacturing and distribution footprint, the company began selling certain owned and licensed brands, including Sunkist soda, Squirt, Vernors and Hawaiian Punch, that were previously distributed by PBG and PAS.
The one-time cash payment of $900 million, received Feb. 26, 2010, was recorded as deferred revenue and is being recognized as net sales over 25 years. The company recognized $9 million of revenue in the fourth quarter and $30 million for the year.
Impact of the Coca-Cola Company licensing agreements
On Oct. 4, 2010, the company completed its licensing agreements with Coca-Cola. Under the new agreements, KO began distributing Dr Pepper in the U.S. and Canada Dry in the Northeast U.S. where they were previously distributed by Coca-Cola Enterprises (CCE). These agreements have an initial term of 20 years, with 20-year renewal periods, and require Coca-Cola to meet certain performance conditions. KO will distribute Canada Dry, C’Plus and Schweppes in Canada, will offer Dr Pepper and Diet Dr Pepper in local fountain accounts previously serviced by CCE and will include Dr Pepper and Diet Dr Pepper on its Freestyle fountain dispenser.
Additionally, effective Jan. 7, 2011, in certain U.S. territories where it has a manufacturing and distribution footprint, the company began selling Squirt, Canada Dry, Schweppes and Cactus Cooler, which were previously sold by CCE.
The one-time cash payment of $715 million was received on Oct. 4, 2010, was recorded as deferred revenue and is being recognized as net sales over 25 years. The company recognized $7 million of revenue in the fourth quarter and year.
Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the fourth quarter comprising October, November and December.
Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.
Pricing refers to the impact of list price changes.
Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. (CST) today, the company will host a conference call with investors to discuss fourth quarter and full year 2010 results and the outlook for 2011. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on page A-5 and A-6 accompanying this release and under “Financial Press Releases” on the company’s website at http://www.drpeppersnapple.com in the “Investors” section.
About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited, in millions, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$1,412	$1,356	$5,636	$5,531
Cost of sales	554	528	2,243	2,234

Gross profit	858	828	3,393	3,297
Selling, general and administrative expenses	551	539	2,233	2,135
Depreciation and amortization	32	33	127	117
Other operating expense (income), net	7	5	8	(40)

Income from operations	268	251	1,025	1,085
Interest expense	34	85	128	243
Interest income	(1)	(1)	(3)	(4)
Loss on early extinguishment of debt	100	—	100	—
Other (income) expense, net	(14)	3	(21)	(22)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	149	164	821	868
Provision for income taxes	37	50	294	315

Income before equity in earnings of unconsolidated subsidiaries	112	114	527	553
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	1	2

Net income	$112	$114	$528	$555

Earnings per common share:
Basic	$0.49	$0.45	$2.19	$2.18
Diluted	$0.49	$0.44	$2.17	$2.17

Weighted average common shares outstanding:
Basic	226.0	254.2	240.4	254.2
Diluted	228.5	255.5	242.6	255.2

Cash dividends declared per common share	$0.25	$0.15	$0.90	$0.15

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009
(Unaudited, in millions except share and per share data)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$315	$280
Accounts receivable:
Trade, net	536	540
Other	35	32
Inventories	244	262
Deferred tax assets	57	53
Prepaid expenses and other current assets	122	112

Total current assets	1,309	1,279
Property, plant and equipment, net	1,168	1,109
Investments in unconsolidated subsidiaries	11	9
Goodwill	2,984	2,983
Other intangible assets, net	2,691	2,702
Other non-current assets	552	543
Non-current deferred tax assets	144	151

Total assets	$8,859	$8,776

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$851	$850
Deferred revenue	65	—
Current portion of long-term obligations	404	—
Income taxes payable	18	4

Total current liabilities	1,338	854
Long-term obligations	1,687	2,960
Non-current deferred tax liabilities	1,083	1,038
Non-current deferred revenue	1,515	—
Other non-current liabilities	777	737

Total liabilities	6,400	5,589

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 223,936,156 and 254,109,047 shares issued and outstanding for 2010 and 2009, respectively	2	3
Additional paid-in capital	2,085	3,156
Retained earnings	400	87
Accumulated other comprehensive loss	(28)	(59)

Total stockholders’ equity	2,459	3,187

Total liabilities and stockholders’ equity	$8,859	$8,776

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 30, 2010 and 2009
(Unaudited, in millions)

	For the Twelve Months Ended
	December 31,
	2010	2009
Operating activities:
Net income	$528	$555
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	185	167
Amortization expense	38	40
Amortization of deferred financing costs	5	17
Write-off of deferred loan costs	—	30
Amortization of deferred revenue	(37)	—
Loss on early extinguishment of debt	100	—
Provision for doubtful accounts	1	3
Employee stock-based compensation expense	29	19
Deferred income taxes	37	103
Loss (gain) on property and intangible assets	8	(39)
Unrealized gain on derivatives	(1)	(18)
Other, net	(1)	10
Changes in assets and liabilities:
Trade and other accounts receivable	(2)	5
Inventories	19	3
Other current and non-current assets	(20)	(58)
Accounts payable and accrued expenses	(48)	80
Income taxes payable	22	(2)
Current and non-current deferred revenue	1,614	—
Other non-current liabilities	58	(50)

Net cash provided by operating activities	2,535	865

Investing activities:
Purchase of property, plant and equipment	(246)	(317)
Investments in unconsolidated subsidiaries	(1)	—
Purchase of intangible assets	—	(8)
Proceeds from disposals of property, plant and equipment	18	5
Proceeds from disposals of intangible assets	—	69
Other, net	4	—

Net cash used in investing activities	(225)	(251)

Financing activities:
Repayment of senior unsecured credit facility	(405)	(1,805)
Repayment of senior unsecured notes	(573)	—
Proceeds from senior unsecured notes	—	850
Proceeds from senior unsecured credit facility	—	405
Proceeds from stock options exercised	6	1
Repurchase of shares of common stock	(1,113)	—
Dividends paid	(194)	—
Deferred financing charges and debt reacquisition costs paid	(1)	(2)
Other, net	—	(3)

Net cash used in financing activities	(2,280)	(554)

Cash and cash equivalents — net change from:
Operating, investing and financing activities	30	60
Currency translation	5	6
Cash and cash equivalents at beginning of period	280	214

Cash and cash equivalents at end of period	$315	$280

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited, in millions)

	For the Three Months		For the Twelve Months
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Segment Results — Net sales
Beverage Concentrates	$319	$279	$1,156	$1,063
Packaged Beverages	996	985	4,098	4,111
Latin America Beverages	97	92	382	357

Net sales as reported	$1,412	$1,356	$5,636	$5,531

	For the Three Months		For the Twelve Months
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Segment Results — SOP
Beverage Concentrates	$210	$191	$745	$683
Packaged Beverages	123	128	536	573
Latin America Beverages	9	13	40	54

Total segment operating profit	342	332	1,321	1,310
Unallocated corporate costs	67	76	288	265
Other operating expense (income), net	7	5	8	(40)

Income from operations	268	251	1,025	1,085
Interest expense, net	33	84	125	239
Loss on early extinguishment of debt	100	—	100	—
Other (income) expense, net	(14)	3	(21)	(22)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$149	$164	$821	$868

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit are on a currency neutral basis.

	For the Three Months Ended December 31, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	14%	1%	5%	4%
Impact of foreign currency	—%	—%	(4)%	—%

Net sales, as adjusted	14%	1%	1%	4%

	For the Three Months Ended December 31, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	10%	(4)%	(31)%	3%
Impact of foreign currency	(1)%	(2)%	—%	(1)%

Segment operating profit, as adjusted	9%	(6)%	(31)%	2%

	For the Twelve Months Ended December 31, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	9%	—%	7%	2%
Impact of foreign currency	(1)%	(1)%	(6)%	(1)%

Net sales, as adjusted	8%	(1)%	1%	1%

	For the Twelve Months Ended December 31, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	9%	(6)%	(26)%	1%
Impact of foreign currency	(1)%	(2)%	(8)%	(2)%

Segment operating profit, as adjusted	8%	(8)%	(34)%	(1)%

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION — (Continued)
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited, in millions)
The tables below provide reconciliations of the reported to the adjusted 2010 effective tax rates for the quarter and year ended December 31, 2010.

	For the Three Months Ended
	December 31, 2010
		Loss on		Deferred
		2018	Kraft-	and
		Notes	indemnified	other tax	As
	As Reported	Tender	income	items	Adjusted
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$149	$100	$(10)	$—	$239
Provision for income taxes	37	35	—	13	85

Income before equity in earnings of unconsolidated subsidiaries	$112	$65	$(10)	$(13)	$154

Effective tax rate	24.8%				35.6%

	For the Twelve Months Ended
	December 31, 2010
		Loss on		Deferred
		2018	Kraft-	and
		Notes	indemnified	other tax	As
	As Reported	Tender	income	items	Adjusted
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$821	$100	$(10)	$—	$911
Provision for income taxes	294	35	—	—	329

Income before equity in earnings of unconsolidated subsidiaries	$527	$65	$(10)	$—	$582

Effective tax rate	35.8%				36.1%
The tables below provide reconciliations of the reported to the adjusted diluted earning per share (EPS) for the quarters and years ended December 31, 2010 and 2009.

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2010			December 31, 2010
	2010	2009	% Change	2010	2009	% Change
Reported Diluted EPS	$0.49	$0.44	11%	$2.17	$2.17	—%
Loss on early extinguishment of debt	0.28	—		0.27	—
Net gain on Hansen termination and sale of certain intangible assets	—	—		—	(0.15)
Kraft indemnity income related items	(0.04)	—		(0.04)	—
Deferred and other tax items	(0.06)	—		—	(0.05)

Diluted EPS, excluding certain items	$0.67	$0.44	52%	$2.40	$1.97	22%